PEPSICO Q3 EPS GROWS 14% TO 56 CENTS, BEATING CONSENSUS

12th CONSECUTIVE QUARTER OF DOUBLE-DIGIT EPS GROWTH

MANAGEMENT AFFIRMS CONFIDENCE IN FULL YEAR 2002
EPS GROWTH OF 14%, THE HIGH END OF GUIDANCE

  Line of business operating profit grew 11%.
  Volume rose more than 4%, with largest U.S. divisions all gaining market share
  Net revenues grew 4% and faster than volume on a currency neutral basis
  Operating cash flow year to date was a robust $2.8 billion, significantly ahead of last year
  Quaker integration and synergies are on track
  FLNA incremental promotional activity was rolled back by Labor Day

PURCHASE, NY (Oct. 8, 2002) – PepsiCo continued to deliver consistent solid double-digit earnings growth, with fully diluted earnings per share for the third quarter of 2002 up 14% to 56 cents, on a comparable basis. On a reported basis, earnings per share for the quarter were $0.54, an increase of 57% over the prior year.

Chairman and Chief Executive Officer Steve Reinemund said: “Our portfolio of businesses complemented each other and performed very well overall. We’re pleased to report very strong operating profit and earnings per share growth. Our margins expanded as a result of synergies from our merger with Quaker, as well as strong productivity across our divisions. We increased our market share across our key U.S. businesses, and our cash flow was extremely healthy.”

Reinemund continued: “Volume growth was strong across the portfolio, even as we rolled back the incremental promotional activity at Frito-Lay North America. In fact, promotional activity at Frito-Lay was normalized by Labor Day, as planned. Our businesses are fundamentally very healthy, and we are confident that we will achieve the higher end of our 13-14% earnings per share growth target for this year.”

- more -

Except as specifically noted, information in this release is presented on a comparable basis. See the note on presentation at the end of this release.

Summary of Total PepsiCo Results

Total servings worldwide grew more than 4% for the quarter and year to date. Servings of snacks worldwide increased 4% for the quarter and 5% year to date, while worldwide servings of beverages were up 5% for the quarter and 4% year to date.

Net revenues for the third quarter rose 4% to $6.4 billion, reflecting the volume growth. Year to date, net revenues also increased 4% to $17.7 billion. The impact of adverse foreign exchange rates was just under one percentage point for both the quarter and year-to-date. On a currency neutral basis, net revenues grew over 4% and faster than volume, both for the quarter and year to date.

Total line of business operating profits in the third quarter grew 11% to $1.5 billion, driven by strong Quaker merger synergies and productivity across the divisions. Year to date, line of business operating profits also grew 11%, to $3.9 billion. As a result, year to date, line of business operating margins have expanded over 150 basis points.

PepsiCo’s 14% earnings per share growth for the quarter reflected strong line of business operating profits and 29% earnings growth from bottling investments. Year to date, earnings per share were also up 14%, to a total of $1.45 on a fully diluted basis.

Frito-Lay North America (FLNA)
(in millions)

                              Twelve Weeks                   Thirty-Six Weeks

                         2002      2001    %Change         2002    2001  %Change
                         ----      ----     ------         ----    ----   ------
Net Sales               $2,077   $2,014       3%          $6,016  $5,759     4%
Operating Profit        $  559   $  526       6%          $1,560  $1,444     8%

Frito-Lay North America pound volume increased 4% in the third quarter and 5% year to date. FLNA’s net revenues grew 3% for the quarter and 4% year to date, reflecting the strong volume growth, but also the impact of the increased promotional allowances that were in place during a substantial portion of the quarter.

The incremental promotional overlay initiated in the second quarter was completely rolled back by Labor Day weekend. In fact, by the end of the quarter, FLNA’s volume and revenue growth rates in the U.S. were virtually equal.

FLNA’s operating profit growth of over 6% for the third quarter was the result of strong volume growth and productivity, but also reflects the impact of increased promotional allowances. However, year to date FLNA’s operating profits have grown 8%.

In the most recently reported period, FLNA's share of salty snacks in measured channels grew by 1.9 points - its 19th straight quarter maintaining or gaining share.

FLNA’s market share improvement and volume growth came primarily from new product introductions, single-digit growth in Doritos, and strong growth in Munchies Snack Mix, Cheetos and Rold Gold pretzels. The innovation including Quaker snacks such as new Quaker Bites (bite-sized Fruit and Oatmeal bars), and Go Snacks (bite-sized snacks in canisters), performed as planned and contributed significantly to the new product growth. The volume gains were partially offset by a decline in Ruffles potato chips.

For the fourth quarter, FLNA has a strong innovation pipeline, with news in:

  Core products, including two new Taste of America flavors for Lay’s (Wisconsin Cheddar and San Antonio Salsa), new Hearty Chili Cheese Ruffles, Tostitos Gold (a heartier chip designed to support a variety of dipping occasions), and Twisted Cheetos;
  Convenient fuel, including new Tostitos Salsa Party Bowls (for more convenient dipping), two new Go Snack flavors (Tostitos Hint of Lime and Ruffles 3D’s) and new Chocolate flavors of Quaker Chewy Dipps, and
  Sensible Snacks, with Reduced Fat Lay’s and a new flavor of Baked Doritos (Cooler Ranch) being introduced later this year.

FLNA's marketing calendar for the fourth quarter is also strong and features:

  New advertising for Doritos, featuring the pop star Enrique Iglesias;
  Solid promotional activity, including three Power of One promotions with Pepsi centered around NFL Football, Halloween and the Holiday season; and
  Continuing re-sets of the salty snack aisle to highlight our Sensible Snack portfolio.

Frito-Lay International (FLI)
(in millions)

                              Twelve Weeks                   Thirty-Six Weeks

                         2002     2001   % Change        2002     2001 % Change
                         ----     ----    --------       ----     ----  -------
Net Sales               $1,329   $1,290      3%          $3,902  $3,781    3%
Operating Profit        $  179   $  148     21%          $  542  $  449   21%

FLI kilo volume grew 5% in the third quarter, led by Sabritas and Gamesa in Mexico, and Walkers in the UK. This volume growth was particularly impressive as FLI faced a difficult macroeconomic environment in Latin America, especially in Argentina and Brazil, and a boycott of U.S. brands in the Middle East. Volume also grew 5% year-to-date.

FLI net revenues grew 3% for the quarter and year to date. On a currency neutral basis, net revenues grew 6% for the third quarter and year to date.

FLI’s strong operating profit growth was primarily driven by the volume growth at Sabritas, Gamesa and Walkers, where successful new products included Sabritas Bistro, Gamesa Choki Colosal and Emperador Black and White and Walkers Sensations, as well as productivity.

FLI has a solid marketing calendar planned for the fourth quarter of 2002, and will continue to benefit from news such as:

  In Mexico, Sabritas plans to launch new Bistro and Doritos flavors and to introduce Fritos Scoops, while Gamesa plans Mamut soft cookies and Choco-Shok;
  In the U.K., Walkers will introduce a new Great British Flavor, Turkey and Paxo Stuffing, while promotions include Monster Munch Mystery Tongue and a “Friend-Chips” in-bag coupon promotion supporting Doritos Dippas;
  In Europe, FLI will continue to expand Lay’s Mediterraneas, a highly successful new portfolio of high-quality potato chips with specially designed local flavors, and Doritos Dippas; and
  Across Latin America, in-bag promotions featuring cash, Tazo spinners and very popular comic characters like Spider-Man.

North American Beverages

In June, PepsiCo announced the consolidation of all North American beverage businesses under one management team, led by Gary Rodkin, former President of PCNA. Putting these powerful brand families in a single organization allows PepsiCo to leverage their combined strength more effectively.

To reflect this new organization and to facilitate comparison of our total North American beverage volume growth to that of our principal competitor, commencing in the first quarter of next year, PepsiCo will report the financial results of its North American Beverage operations as a single segment – PepsiCo Beverages North America (PBNA).

In the third fiscal quarter, volume for PBNA grew 5%. Gatorade’s volume grew a very strong 16% and PCNA’s bottler case sales were up a strong 4%, while Tropicana’s volume was flat. Year to date, PBNA volume growth was 4%.

In addition, our key North American beverage businesses all gained share in measured channels for the most recently measured quarter, which ended September 7, and on a year to date basis, as set out below:

	Q3 Share*	Q3 Share Change*	YTD Share*	YTD Share Change*
CSDs	33.3%	+0.5 pts	33.8%	+ 0.9 pts
Aquafina	7.4%	+2.6 pts	6.6%	+2.5 pts
Gatorade	84.2%	+0.9 pts	84.5%	+0.7 pts
Tropicana	25.4%	+1.0 pts	26.3%	+0.6 pts

*Reflects the share, as measured by IRI in the large format channel (FDMx) for PepsiCo brands in the carbonated soft drink category, Aquafina in the non-jug, non-flavored still water category, Gatorade in the isotonic category and Tropicana brands in the chilled juice category.

Pepsi-Cola North America (PCNA)
(in millions)

                              Twelve Weeks                   Thirty-Six Weeks

                         2002     2001    %Change         2002    2001   %Change
                         ----     ----    -------         ----    ----   ------
Net Sales               $  858   $  804      7%          $2,386  $2,253    6%
Operating Profit        $  254   $  228     12%          $  710  $  637   12%

For the third quarter, bottler case sales (BCS) increased 4%, while concentrate shipments and equivalents (CSE) increased over 2%. The BCS growth reflects a favorable shift in the timing of the Labor Day weekend. The difference in BCS and CSE growth reflects their different measurement periods, with BCS measured for June, July and August and CSE measured for the Company’s fiscal third quarter. Year-to-date both BCS and CSE grew 3%.

For the quarter, PCNA’s core carbonated soft-drink (CSD) trademarks showed solid growth. Trademark Pepsi benefited from the continued success of Pepsi Twist and the successful introduction of Pepsi Blue, a berry cola fusion in single-serve size aimed at teenagers and young adults, as well as from continued growth of Diet Pepsi. Trademark Mountain Dew BCS was also higher than prior year, reflecting continued gains in Code Red and the roll out of Diet Code Red, while Sierra Mist grew 11%. Aquafina water continued to have strong double-digit growth, and was the key driver of the 18% growth in PCNA’s total non-carbonated portfolio.

In the fourth quarter, PCNA expects to continue to benefit from recently launched innovation, including Pepsi Blue, which will become available in take-home sized packages in the fall, as well as Diet Code Red and Brisk Lemonade. PCNA’s promotional calendar for the fourth quarter includes: a Mountain Dew tie-in with “The Simpsons” and Power of One tie-ins with NFL Football, a “Great Pumpkin Party” at Halloween and a Holiday promotion linked to two new Disney films – “Santa Clause 2” and the animated “Treasure Planet”.

Gatorade/Tropicana North America (GTNA)
(in millions)

                              Twelve Weeks                    Thirty-Six Weeks

                         2002     2001   %Change          2002    2001   %Change
                         ----     ----   --------         ----    ----   -------
Net Sales               $1,156   $1,073     8%           $2,851  $2,755    3%
Operating Profit        $  230   $  201    14%           $  524  $  487    7%

Total volume for Gatorade/Tropicana North America for the third quarter of 2002 increased 10%, driven by strong 16% volume growth for Gatorade. Tropicana’s volume was essentially flat. On a year-to-date basis, total volume grew 7%, reflecting 15% volume growth in the Gatorade portfolio, partially offset by a 2% decline in Tropicana products.

Total net revenues increased 8% in the third quarter, reflecting the volume growth, partially offset by higher promotional spending. GTNA’s operating profit increase reflected a very strong performance from Gatorade, partially offset by a decline at Tropicana, as well as advertising and marketing costs to support new products and defend market share.

The volume at Tropicana was a sequential improvement over the second quarter of 2002. Volume gains in the Tropicana Pure Premium and Dole Blends portfolios were offset by declines in the ambient and “from-concentrate” juice businesses.

Gatorade’s strong volume performance was driven by continued media support behind its successful “Is It In You?” campaign and continued success of new products introduced earlier in the year. Those products include:

  Gatorade Ice, including Strawberry, Orange and Lime,
  Gatorade Xtremo!, including Mango, Citrico and Tropicale,
  A new Gatorade Frost flavor called Cascade Crush, and
  The national roll out of Propel Fitness Water.

Gatorade also successfully introduced its new All Stars line – 6-packs of 12 ounce plastic bottles of Gatorade in three flavors--Strawberry, Watermelon and Berry – all designed to appeal to kids.

PepsiCo Beverages International (PBI)
(in millions)

                              Twelve Weeks                 Thirty-Six Weeks

                         2002     2001    %Change         2002    2001  %Change
                         ----     ----    -------         ----    ----  -------
Net Sales               $  576   $  574      Flat        $1,452  $1,455  Flat
Operating Profit        $  101   $   91      10%         $  233  $  213   9%

PBI bottler case sales were up 5% in the third quarter and 4.5% year to date, led by widespread gains across most of the top markets, including double-digit growth in, China, India, Turkey and Russia. The introduction of new products, such as Mountain Dew, Pepsi Twist and line extensions Mirinda contributed to the overall volume growth. In addition, PBI’s portfolio of non-carbonated beverages grew at a double-digit rate. The volume growth was restrained by a boycott of American products in the Middle East and weak local macroeconomic conditions, especially in Argentina.

Net revenues were essentially flat both for the quarter and year to date, reflecting the impact of franchising existing Gatorade businesses in certain countries (PBI now reports concentrate sales to the bottlers in these countries, as opposed to full goods revenues to the retail trade), as well as the Middle East boycott and country mix. The impact of the Gatorade franchising adversely impacted net revenues by 2 percentage points for the quarter. PBI’s operating profits grew 10% for the quarter and 9% year to date, primarily due to the volume gains.

Quaker Foods North America (QFNA)
(in millions)

                              Twelve Weeks                    Thirty-Six Weeks

                         2002      2001    %Change         2002    2001  %Change
                         ----      ----    -------         ----    ----  -------
Net Sales               $  380   $  396      -4%          $1,048  $1,048   Flat
Operating Profit        $  128   $  112      14%          $  342  $  280    22%

QFNA volume declined 6% for the quarter, but was down less than 1% year to date. The volume decline reflected softness in ready-to-eat and hot cereals as well as the impact of a shorter 2002 reporting period for Canada Foods.

For the third quarter, net sales decreased 4% primarily due to lower volume, partially offset by lower promotional spending on hot cereals. QFNA’s operating profits grew a strong 14% for the quarter and 22% year to date, principally reflecting lower costs from merger synergies and productivity initiatives.

Corporate Items

Corporate Unallocated Expense. Corporate unallocated expenses increased to $98 million in the third quarter, reflecting higher pension costs and a loss on the sale of corporate aircraft. The increased pension costs resulted from a re-measurement of the pension expense for its U.S. plans and a revision of the Company’s pension investment allocation. This mid-year re-measurement reflects a reduction in the rate of return to 8.25%.

Equity Income. Equity income increased 29%, driven by one-time items in our international bottling investments, principally Gemex, and the continuing solid performance of the bottling system.

Net Interest. Third quarter net interest expense was flat, with lower interest expense offset by lower interest income.

Operating Cash Flow. Our internal operating cash flow, net of capital spending, was a very strong $2.8 billion for the first three quarters of fiscal year 2002, compared to $2.1 billion for the same period in fiscal 2001, reflecting solid operating results. After the close of the third quarter, the Company contributed approximately $750 million to its pension plans.

Share Repurchases. On July 19, 2002, PepsiCo announced that its Board of Directors had authorized the repurchase of up to $5 billion of PepsiCo Common Stock over three years. Shortly thereafter, the Company began repurchasing its shares and during the third quarter purchased 30.3 million shares at a total cost of approximately $1.3 billion. The weighted average diluted number of shares outstanding for the third quarter of 2002 decreased 1.6%, reflecting share repurchases.

Quaker Merger and Realization of Synergies. The integration of the merger with The Quaker Oats Company is proceeding as planned. The Company expects to realize synergies of over $200 million for fiscal year 2002. The synergies have been judiciously re-invested to drive the base business and in new growth opportunities.

Miscellaneous

Note on Presentation. In order to help investors compare our performance in 2002 to our performance in 2001, the information in this release was prepared on a “comparable” basis, as if the following had occurred at the beginning of 2001:

1)	The adoption of Statement of Financial Accounting Standards (SFAS) No. 142, which eliminates the amortization of goodwill and indefinite-lived intangible assets and reduces the lives of certain amortizable intangibles, and
2)	The consolidation of our European snack joint venture (SVE).

In addition, Quaker merger-related costs and other impairment and restructuring charges are excluded from comparable results.

Conference Call. At 11:00 a.m. (Eastern time) today, management will host a conference call with investors to discuss third quarter results and our outlook for full year 2002. For details, visit our site on the Internet at www.pepsico.com.

Cautionary Statement

        This release contains statements concerning PepsiCo's expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations.

# # # #

PepsiCo, Inc. and Subsidiaries
Comparable Condensed Consolidated Financial Information (a)
(in millions except per share amounts, unaudited)

                                        12 Weeks Ended           36 Weeks Ended

                                      9/7/02       9/8/01     9/7/02      9/8/01
Net Sales
Worldwide Snacks
- Frito-Lay North America.............$2,077       $2,014    $  6,016    $ 5,759
- Frito-Lay International............. 1,329        1,290       3,902      3,781
                                      -------      -------    -------    -------
                                       3,406        3,304       9,918      9,540
Worldwide Beverages
- Pepsi-Cola North America............   858          804       2,386      2,253
- Gatorade/Tropicana
   North America...................... 1,156        1,073       2,851      2,755
- PepsiCo Beverages International.....   576          574       1,452      1,455
                                      -------      -------    -------    -------
                                       2,590        2,451       6,689      6,463
Quaker Foods North America............   380          396       1,048      1,048
                                      -------      -------    -------    -------
 Total Net Sales(b)...................$6,376       $6,151     $17,655    $17,051
                                      =======      =======    =======    =======
Operating Profit
Worldwide Snacks
- Frito-Lay North America.............$  559       $  526     $ 1,560    $ 1,444
- Frito-Lay International.............   179          148         542        449
                                      -------      -------    -------    -------
                                         738          674       2,102      1,893
Worldwide Beverages
- Pepsi-Cola North America............   254          228         710        637
- Gatorade/Tropicana
   North America......................   230          201         524        487
- PepsiCo Beverages International.....   101           91         233        213
                                      -------      -------    -------    -------
                                         585          520       1,467      1,337
Quaker Foods North America............   128          112         342        280
                                      -------      -------    -------    -------
Combined Segments..................... 1,451        1,306       3,911      3,510
Corporate Unallocated.................   (98)         (78)       (266)      (240)
                                      -------      -------    -------    -------
Comparable Operating Profit(b)........ 1,353        1,228       3,645      3,270

Bottling Equity Income and
  transaction gains/(losses),net......   130          100         251        199
Interest Expense, net.................   (36)         (35)        (93)      (110)
                                      -------      -------    -------    -------
Income Before Income Taxes............ 1,447        1,293       3,803      3,359
Provision For Income Taxes (c)........   451          403       1,186      1,048
                                      -------      -------    -------    -------
Net Income............................$  996       $  890     $ 2,617    $ 2,311
                                      =======      =======    =======    =======

Diluted
  Income Per Common Share ............$ 0.56       $ 0.49     $  1.45    $  1.28
  Average Shares Outstanding.......... 1,789        1,817       1,800      1,809

See accompanying notes.

Notes to the comparable information for the 12 and 36 weeks ended 9/7/02 and 9/8/01:

a)	Our comparable results exclude the costs associated with our merger with Quaker and other impairment and restructuring costs, and include the impact in 2001 of the following 2002 accounting changes:
-	the adoption of Statement of Financial Accounting Standards No. (SFAS) 142, Goodwill and Intangibles. As a result of adoption, amortization ceased for nonamortizable intangibles and the remaining useful lives of certain amortizable intangibles were reduced and

-	the consolidation of our European snack joint venture (SVE) as a result of operational changes.

Percentage changes in text are based on unrounded amounts.

b)	Reconciliation of comparable with reported net sales and operating profit:
                                        12 Weeks Ended           36 Weeks Ended
                                      9/7/02       9/8/01     9/7/02      9/8/01

     Comparable Net Sales.............             $6,151                $17,051
       SVE consolidation..............               (170)                  (505)
                                                   -------               -------
     Reported Net Sales...............             $5,981                $16,546
                                                   =======               =======

     Comparable Operating Profit......$1,353       $1,228      $3,645    $ 3,270
       Merger-related costs...........   (33)        (235)       (134)      (235)
       Other impairment and
        restructuring charges.........     -          (13)          -        (21)
       SFAS 142.......................     -           (5)          -        (16)
       SVE consolidation..............     -            -           -         (9)
       Quaker one-time items.........      -            -           -          2
                                      -------      -------    -------    -------
     Reported Operating Profit........$1,320       $  975      $3,511    $ 2,991
                                      =======      =======    =======    =======
c)	The comparable effective tax rate is 31.2% in 2002 and 2001.

PepsiCo, Inc. and Subsidiaries (a)
Reported Condensed Consolidated Statement of Income
(in millions except per share amounts; unaudited)

                                        12 Weeks Ended           36 Weeks Ended
                                      9/7/02       9/8/01      9/7/02      9/8/01

Net Sales.............................$6,376       $5,981     $17,655     $16,546

Cost and Expenses
 Cost of sales........................ 2,907        2,727       8,037      7,539
 Selling, general and administrative
  expenses............................ 2,081        1,992       5,876      5,647
 Amortization of intangible assets....    35           39          97        113
 Merger-related costs (b).............    33          235         134        235
 Other impairment and restructuring
  charges.............................     -           13           -         21
                                      -------      -------    -------    -------
Reported Operating Profit............. 1,320          975       3,511      2,991

Bottling equity income and
  transaction gains/(losses), net.....   130           85         251        153
Interest expense......................   (42)         (46)       (116)      (151)
Interest income.......................     6           11          23         43
                                      -------      -------    -------    -------

Income Before Income Taxes............ 1,414        1,025       3,669      3,036

Provision for Income Taxes (c)........   445          398       1,161      1,041
                                      -------      -------    -------    -------
Net Income........................... $  969       $  627     $ 2,508    $ 1,995
                                      =======      =======    =======    =======
Diluted
  Net Income Per Common Share.........$ 0.54       $ 0.34     $  1.39    $  1.10
  Average Shares Outstanding.......... 1,789        1,817       1,800      1,809

See accompanying notes.

Notes to the reported information for the 12 and 36 weeks ended 9/7/02 and 9/8/01:

b)	In 2002, we adopted Statement of Financial Accounting Standards No. (SFAS) 142. As a result of adoption, amortization ceased for nonamortizable intangibles and the remaining useful lives of certain amortizable intangibles were reduced.

As a result of changes in the operations of our European snack joint venture (SVE), we have determined that, effective in 2002, consolidation is required. Therefore, SVE’s results of operations are included in PepsiCo’s consolidated results for 2002.

b)	In 2002, reflects costs related to our merger with Quaker of $33 million ($27 million after-tax or $0.02 per share assuming dilution) for the 12 weeks and $134 million ($109 million after-tax or $0.06 per share assuming dilution) for the 36 weeks. In 2001, the 12 and 36 weeks reflect costs related to our merger with Quaker of $235 million ($231 million after-tax or $0.13 per share assuming dilution).

c)	In 2002, the effective tax rate is 31.5% for the 12 weeks and 31.7% for the 36 weeks. In 2001, the effective tax rate is 38.8% for the 12 weeks and 34.3% for the 36 weeks.

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement Of Cash Flows
(in millions)

                                                                36 Weeks Ending
                                                              9/7/02      9/8/01
Cash Flows – Operating Activities
     Net income...............................................$ 2,508     $1,995
        Adjustments
          Bottling equity income and transaction
           gains/losses, net..................................   (251)      (153)
          Depreciation and amortization.......................    752        737
          Merger–related costs................................    134        235
          Other impairment and restructuring charges..........      -         21
          Cash payments for merger–related costs
           and restructuring charges..........................    (81)      (159)
          Deferred income taxes...............................    182         (4)
          Deferred compensation – ESOP........................      -         48
          Other noncash charges and credits, net..............    180        154
     Net change in operating working capital..................     19       (390)
                                                               -------    ------
Net Cash Provided by Operating Activities.....................  3,443      2,484
                                                               -------    ------
Cash Flows – Investing Activities
     Capital spending.........................................   (807)      (756)
     Acquisitions and investments in unconsolidated
       affiliates.............................................   (310)      (432)
     Sales of property, plant & equipment.....................     76         27
     Sales of businesses......................................      7          -
     Short–term investments...................................    492     (1,704)
     Snack Ventures Europe consolidation......................     39          -
     Other, net...............................................    (33)       111
                                                               -------    ------
Net Cash Used for Investing Activities........................   (536)    (2,754)
                                                               -------    ------
Cash Flows – Financing Activities
     Proceeds from issuances of long–term debt................     10         11
     Payments of long#150;term debt...........................   (146)      (317)
     Short-term borrowings....................................     37       (109)
     Cash dividends paid......................................   (779)      (752)
     Share repurchases........................................ (1,285)       (11)
     Share repurchases #150; preferred........................    (26)        (5)
     Proceeds from issuance of shares in
      connection with the Quaker merger.......................      -        524
     Proceeds from exercises of stock options.................    397        351
                                                               -------    ------
Net Cash Used for Financing Activities........................ (1,792)      (308)
Effect of Exchange Rate Changes on Cash and
 Cash Equivalents.............................................     19          -
                                                               -------    ------
Net Increase/(Decrease) in Cash and Cash
 Equivalents..................................................  1,134       (578)
Cash and Cash Equivalents #150; Beginning of year.............    683      1,038
                                                               -------    ------
Cash and Cash Equivalents #150; End of period................. $1,817     $  460
                                                               =======    ======

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

                                                           (unaudited)
                                                              9/7/02    12/29/01

Assets

Cash and cash equivalents.....................................$ 1,817    $   683

Short-term investments, at cost...............................    462        966

Other current assets..........................................  5,000      4,204
                                                               -------    ------

     Total Current Assets.....................................  7,279      5,853

Property, plant and equipment, net............................  7,167      6,876

Intangible assets, net........................................  4,978      4,841

Investments in unconsolidated affiliates......................  2,899      2,871

Other assets..................................................  1,470      1,254
                                                               -------    ------

Total Assets..................................................$23,793    $21,695
                                                              =======    =======

Liabilities and Shareholders' Equity

Short-term borrowings.........................................$   760    $   354

Current liabilities...........................................  5,476      4,644

Long-term debt................................................  2,271      2,651

Other liabilities.............................................  4,148      3,876

Deferred income taxes.........................................  1,617      1,496

Preferred stock, no par value.................................     41         41

Repurchased preferred stock...................................    (41)       (15)

Common Shareholders' Equity...................................  9,521      8,648
                                                               -------    ------
Total Liabilities and Shareholders' Equity....................$23,793    $21,695
                                                              =======    =======